Exhibit (e)(2)

June 22, 2011

BHP Billiton Petroleum (North America) Inc.

1360 Post Oak Boulevard, Suite 150

Houston TX 77056-3020

Attention: Mr. Alex Archila, Vice President

Ladies and Gentlemen:

BHP Billiton Petroleum (North America) Inc., a Delaware corporation (“you” or “BHP Petroleum”), has requested information from Petrohawk Energy Corporation, a Delaware corporation (the “Company”), in connection with your consideration of a possible negotiated transaction between the Company and BHP Petroleum or one or more of BHP Petroleum’s affiliates (a “Transaction”). In connection with a Transaction, and in consideration of the covenants and agreements contained in this letter agreement (this “Agreement”), the Company and BHP Petroleum agree as follows:

1.                                       Information; Confidentiality.

(a)                                  In connection with your consideration of a possible negotiated Transaction, during the Exclusivity Period (as defined below), the Company shall afford BHP Petroleum and each of its Representatives (as defined below) certain access to the employees of the Company and its affiliates, and all reasonable access to the properties, books, contracts and records of the Company and its affiliates (including, to the extent available, the work papers of the Company’s external auditors). As used in this Agreement, “Representatives” of a person means such person’s affiliates, officers, directors, employees, financial advisors, counsel, accountants, investment bankers, financing sources and other advisors, agents or representatives of such person and/or any of its affiliates; “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity and “affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)                                 BHP Petroleum agrees to keep confidential and to use only for the purpose of evaluating a Transaction all non-public information that the Company or any of its Representatives has furnished or otherwise made available to BHP Petroleum or BHP Petroleum’s Representatives since June 2, 2011 to the date hereof in connection with a Transaction and furnishes or otherwise makes available to BHP Petroleum or BHP Petroleum’s Representatives after the date hereof pursuant to this Agreement, including any technical, scientific, trade secret or other proprietary information of the Company with which BHP Petroleum or BHP Petroleum’s Representatives may come into contact in the course of your investigation, whether oral, written or electronic, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies and any other written or electronic materials prepared by or for you or your Representatives that contain, reflect or are based upon such information (collectively, the “Evaluation Material”); provided that the Evaluation Material may be disclosed (i) to BHP Petroleum’s Representatives who need to know such information for the purpose of assisting BHP Petroleum in BHP Petroleum’s evaluation of a Transaction so long as BHP Petroleum instructs BHP Petroleum’s Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof (it being understood that BHP Petroleum will be responsible for any breach of the terms of this Agreement by any of BHP Petroleum’s Representatives), (ii) to the extent that the Company consents in writing to such disclosure or (iii) in accordance with Section 1(d). Notwithstanding the foregoing, the term “Evaluation Material” shall not include information that (A) was or becomes available to BHP Petroleum or its Representatives on a non-confidential basis from a source other than the Company or its Representatives, provided that such other source is not known by BHP Petroleum to be bound by a confidentiality obligation to the Company or is otherwise prohibited from disclosing the information to BHP Petroleum or its Representatives, or was provided by the Company or its Representatives to BHP Petroleum or its Representatives prior to the date hereof under other agreements for purposes unrelated to a Transaction, (B) was or becomes generally available to the public (other than as a result of a breach by BHP Petroleum or BHP Petroleum’s Representatives of this Agreement) or (C) is or becomes independently developed by BHP Petroleum or on BHP Petroleum’s behalf (other than as a result of a breach by BHP Petroleum or BHP Petroleum’s Representatives of this Agreement). Notwithstanding anything to the contrary in this Agreement, and without limiting the prohibitions contained herein on the use or disclosure of Evaluation Material, the Company acknowledges that (1) BHP Petroleum and its affiliates are in the business of acquiring and developing oil and gas properties and may do so in the areas in which the Company and/or its affiliates own or operate properties, (2) BHP Petroleum’s review of the Evaluation Material will not in and of itself preclude any oil and gas acquisition, operation or activity by BHP Petroleum or its affiliates in any area in which the Company and/or its affiliates own or operate properties subsequent to BHP Petroleum’s review of the Evaluation Material and (3) BHP Petroleum’s Representatives may retain mental impressions of the Evaluation Material and are not precluded from using those mental impressions or otherwise precluded from working on any oil and gas acquisition, operation or activity in the areas in which the Company and/or its affiliates own or operate properties merely because of their exposure to the Evaluation Material or those mental impressions; provided that, during the term hereof, in no event shall BHP Petroleum or its affiliates (x) acquire any leases or other oil and gas interests in any existing oil and gas units, or planned oil and gas units that have been disclosed in writing to BHP Petroleum, where the Company or its affiliates currently own leases; (y) negotiate to acquire a lease or other oil and gas interest or enter into an agreement to top lease, take an option on an existing lease or make a similar type arrangement with any current lessor of the Company or its affiliates with respect to lands currently leased by the Company or its affiliates; or (z) knowingly interfere with the rights and obligations of the Company or its subsidiaries pursuant to their respective existing oil and gas leases or proposed oil and gas leases that have been disclosed in writing to BHP Petroleum. Notwithstanding the previous sentence, BHP Petroleum shall not be prevented from acquiring leases or other oil and gas interests in such restricted areas if the acquisition is part of a larger corporate or asset acquisition and the property in the restricted areas represents less than twenty percent (20%) of the total value of the acquisition transaction.

(c)                                       Each of the Company and BHP Petroleum agrees that neither it nor its Representatives will, without the prior written consent of the other party, directly or indirectly, disclose to any other person (other than its Representatives) (i) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a Transaction or any of the terms or other facts relating thereto, including the status thereof, (ii) the existence or the terms of this Agreement or (iii) that it or its Representatives have received or produced any Evaluation Material; provided that the Company and BHP Petroleum may make such disclosure to the extent that the Company or BHP Petroleum, as applicable, has received advice of counsel that such disclosure is required to be made in order to avoid violating the United States federal securities laws or similar foreign securities laws or rules of a United States or foreign securities exchange to which it or any of its affiliates is subject; provided, further, that, to the extent legally permissible, the Company or BHP Petroleum, as applicable, will notify the other party prior to making any such disclosure and, to the extent practicable in the circumstances, consult with the other party regarding the text of the disclosure language itself prior to any such disclosure being made.

(d)                                      In the event that BHP Petroleum or any of its Representatives are required to disclose any Evaluation Material in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process), BHP Petroleum will provide the Company with prompt and, to the extent legally permissible, prior notice of such requirement(s). BHP Petroleum also agrees, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Evaluation Material BHP Petroleum is required to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company (at the Company’s expense) to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above and to assist in obtaining an appropriate protective order. If and to the extent, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by BHP Petroleum (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), BHP Petroleum or BHP Petroleum’s Representatives are legally required to disclose Evaluation Material to any tribunal or other governmental entity, BHP Petroleum will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any such Evaluation Material and thereafter BHP Petroleum or BHP

Petroleum’s Representatives, as applicable, may disclose such information without liability hereunder.

(e)                                  Upon the request of the Company following the end of the Exclusivity Period, if no definitive Transaction agreement has been entered into, BHP Petroleum will (and will cause its Representatives to) promptly deliver to the Company or destroy, as requested by the Company, all copies of the Evaluation Material, without retaining any copy thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information. If requested by the Company, an appropriate officer of BHP Petroleum will confirm to the Company that all such material has been so delivered or destroyed. Notwithstanding the foregoing, (i) BHP Petroleum’s legal department (provided access to the Evaluation Material is restricted to employees of BHP Petroleum who are assigned to the legal department) and/or outside counsel may keep one copy of the Evaluation Material (in electronic or paper form) and, with respect to BHP Petroleum’s Representatives who are accounting firms, such firms may keep one copy of the Evaluation Material if required by policies and procedures implemented by such accounting firms in order to comply with applicable law, regulation, professional standards or reasonable business practice, (ii) BHP Petroleum may retain a copy of board presentations and any other Evaluation Material that must be retained under applicable law or rules of a United States or foreign securities exchange to which it or one of its affiliates is subject and (iii) BHP Petroleum and its Representatives may retain Evaluation Material to the extent that it is “backed-up” on its or their (as the case may be) electronic information management and communications systems or servers cannot be expunged without considerable effort and is not used for any purpose. Any and all duties and obligations existing under this Agreement shall remain in full force and effect, notwithstanding the delivery or destruction of the Evaluation Material required by this Section 1(e).

2.                                       Exclusivity.

(a)                                  The Company agrees to negotiate exclusively with BHP Petroleum with respect to a Transaction during the period (the “Exclusivity Period”) beginning on the date of this Agreement and ending on the earlier of (i) the date on which a definitive agreement (a “definitive Transaction agreement”) with respect to a Transaction is executed and delivered by the Company, on the one hand, and BHP Petroleum or one or more of BHP Petroleum’s affiliates, on the other hand, and (ii) the later of (A) 11:59 P.M. New York City time on July 14, 2011 and (B) the expiration of any 72-hour period required by Section 2(b), or such later time and date as the Company and BHP Petroleum may agree in writing.

(b)                                 During the Exclusivity Period, the Company agrees that neither it nor any of its Representatives shall, and the Company shall not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of providing any technical or other information about the Company or its assets or the process being undertaken with BHP Petroleum) any inquiries with respect to, or the making or consummation of any proposal or offer that constitutes, or is reasonably likely to lead to, a proposal to acquire more that 50% of the voting securities of the Company or a substantial portion of its consolidated assets (an “Alternative Transaction Proposal”), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide to any person any non-public information or data in connection with, or otherwise cooperate in any way with, any Alternative Transaction Proposal or (iii) otherwise facilitate any effort or attempt to arrange or consummate an Alternative Transaction Proposal. If during the Exclusivity Period the Company receives an unsolicited oral or written proposal that constitutes an unsolicited Alternative Transaction Proposal, the Company shall inform the third party that it is restricted from having any discussions and may inform such party that it may submit a written proposal to the board of directors of the Company. If the Company receives from such party an Alternative Transaction Proposal then the Company will promptly so notify BHP Petroleum. If the board of directors of the Company, after consultation with its advisors, concludes in good faith that such Alternative Transaction Proposal is a Superior Proposal (as defined below), then the Company shall thereupon promptly give written notice of such determination to BHP Petroleum and such notice shall contain all of the terms and conditions and other relevant details of the Superior Proposal, including the name of the party submitting the Superior Proposal. Following receipt of such written notice, BHP Petroleum shall have 72 hours to attempt to match or exceed the Superior Proposal; it being understood and agreed that the Company will take none of the actions set forth in clauses (i) through (iii) of this Section 2(b) with respect to such third party until such 72 hour period has expired and the board of directors of the Company has determined that BHP Petroleum has failed to at least match the Superior Proposal. For purposes of this Agreement, a “Superior Proposal” means an Alternative Transaction Proposal that, after taking into account all legal, financial and regulatory aspects of the proposal (including whether such third party has received or is likely to receive all required internal approvals to make, execute a definitive agreement with respect to, or consummate, such Alternative Transaction Proposal) would result in a more favorable transaction from a financial point of view than the potential Transaction with BHP Petroleum, as such potential Transaction was last set forth in writing by the Company to BHP Petroleum on June 21, 2011 or, if later, as last proposed in writing by BHP Petroleum to the Company. If BHP Petroleum agrees to match or exceed such Superior Proposal such that the board of directors of the Company concludes the Alternative Proposal is no longer a Superior Proposal, the Company shall thereafter terminate any consideration of the Alternative Transaction Proposal. In the event that such Alternative Transaction Proposal is amended or modified, the notice requirements and periods set forth above shall apply to such amended or modified Alternative Transaction Proposal.

(c)                                  During the Exclusivity Period, each of the Company and BHP Petroleum agrees to negotiate in good faith with a view towards agreeing the terms and conditions of, and entering into, a definitive Transaction agreement as soon as reasonably practicable.

(d)                                 The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Alternative Transaction.

3.                                       Standstill.

(a)                                  During the Standstill Period (as defined below), unless the Company shall otherwise request in writing in advance, neither BHP Petroleum nor its affiliates shall, directly or indirectly, (i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership of any equity securities of the Company entitled to vote in the normal course in the election of the board of directors, or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) such securities (“Equity Securities”), any other securities issued by the Company or its subsidiaries, or a material amount of the assets of the Company, including rights or options to acquire such ownership, (ii) seek or propose to influence, advise, change or control the management, board of directors, governing instruments or policies or affairs of the Company, (iii) solicit proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) from any holders of Equity Securities with respect to any matter, or seek to otherwise influence, advise or direct the vote of any holder of Equity Securities or make a request to amend or waive this Section 3, (iv) execute any written consent relating to voting of Equity Securities or solicit consent from other holders of Equity Securities relating to the adoption of proposals by stockholder consent, (v) initiate, induce or attempt to induce any other person, entity or group (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) to initiate, any stockholder proposal or withhold vote campaigns or tender offer for any Equity Securities, any change of control of the Company or any subsidiary thereof, or the convening of a stockholders’ meeting of the Company or any subsidiary thereof, (vi) make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this Agreement or (vii) contact any person other than the Company and its Representatives relating to any of the prohibited actions set forth in clauses (i) through (vi) of this Section 3(a). The Company agrees that for purposes of this Section 3(a), it has invited BHP Petroleum and/or one or more of BHP Petroleum’s affiliates to make an offer to acquire the Company and its Equity Securities for the duration of the Exclusivity Period.

(b)                                 As used in this Agreement, “Standstill Period” means a period of 12 months following the date of this Agreement. The foregoing notwithstanding, BHP Petroleum shall not be prohibited during the Standstill Period from initiating discussions directly with the Company in an effort to reach agreement on a new definitive Transaction agreement.

4.             Non-Solicitation and No-Hire of Employees. BHP Petroleum agrees that neither it nor its affiliates will, for a period of 12 months following the date of this Agreement, solicit or hire any officer of the Company or its subsidiaries or any of their respective employees to the extent any such employee had total aggregate annual compensation (taking into account all bonuses, equity grants or similar incentive compensation) in 2010 in excess of $150,000, or (to the extent such person joined the Company or its subsidiary after January 1, 2010) is projected to have total aggregate annual compensation (taking into account all bonuses, equity grants or similar incentive compensation) in excess of $150,000 in 2011, other than a person (i) who has not been an employee of the Company for at least 90 days and whom neither BHP Petroleum nor its affiliates solicited following the execution of this Agreement while such person was an employee of the Company or (ii) who was terminated by the Company; provided that nothing in this Section 4 shall apply to any employee who responds to general solicitations of employment not specifically directed toward employees of the Company, which general solicitations are expressly permitted.

5.             No Representations or Warranties. BHP Petroleum understands and agrees that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material for BHP Petroleum’s or BHP Petroleum’s Representatives’ purposes and that only those representations and warranties made by the Company in writing in a subsequent definitive Transaction agreement, if any, shall have any legal effect. BHP Petroleum agrees that other than as may be set forth in such definitive Transaction agreement, neither the Company nor its Representatives shall have any liability whatsoever to BHP Petroleum or any of BHP Petroleum’s Representatives, including in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

6.             No Obligation. It is understood and agreed that unless and until there is a definitive Transaction agreement executed and delivered by each of the Company and BHP Petroleum and/or one or more of BHP Petroleum’s affiliates, neither the Company nor BHP Petroleum intends to be, nor shall any of the Company, BHP Petroleum or BHP Petroleum’s affiliates be, under any legal obligation of any kind whatsoever with respect to a Transaction or otherwise by virtue of this Agreement or any written or oral expressions by it, in each case, except to the extent specifically agreed in this Agreement.

7.             Equitable Relief. Each of the Company and BHP Petroleum recognizes and acknowledges that a breach of this Agreement by it or its Representatives will cause the other party to be irreparably harmed and that such other party could not be made whole solely by monetary damages. Each of the Company and BHP Petroleum accordingly agrees (i) not to assert by way of defense or otherwise that a remedy at law would be adequate, (ii) that the remedy of specific performance of this Agreement is appropriate in any action in court, in addition to any other remedy to which such party may be entitled and (iii) to waive any requirement for the securing or posting of a bond in connection with the seeking or obtaining of such relief.

8.             Compliance with Law.

(a)           BHP Petroleum hereby confirms that it is aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

(b)           BHP Petroleum hereby confirms that it and its Representatives will take any action necessary or appropriate to prevent the use by it and them of any information about the Company in a way that violate any antitrust or other applicable law.

9.             Miscellaneous.

(a)           Except as set forth in Section 2 and Section 3 with respect to the obligations set forth therein, each party’s obligations under this Agreement expire upon the earlier of (i) one year following the date of this Agreement and (ii) the completion of a Transaction between the Company and BHP Petroleum or one or more of BHP Petroleum’s affiliates.

(b)           Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

1000 Louisiana, Suite 5600
Houston, Texas 77002
Attention: Mr. David S. Elkouri
Facsimile: (832) 204-2872
Telephone: (832) 204-2772
Email: delkouri@petrohawk.com

If to BHP Petroleum:

1360 Post Oak Boulevard, Suite 150
Houston TX 77056-3020

Attention: Mr. Alex Archila

Facsimile: (713) 968-7803

Telephone: (713) 961-8680

Email: alex.archila@bhpbilliton.com

(c)           It is understood and agreed that if any provision contained in this Agreement or the application thereof to the Company, BHP Petroleum or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. Headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and do not limit or otherwise affect any of the provisions hereof.

(d)           Each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, regardless of whether a Transaction is consummated.

(e)           Each party hereby represents and warrants to the other that (i) it is duly formed and validly existing under its jurisdiction of organization, (ii) it has full corporate power and authority to enter into and perform this Agreement, (iii) it has taken all necessary corporate action to execute, deliver and perform this Agreement and (iv) this Agreement constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors and to the availability of equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(f)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party agrees that it may bring any action or legal proceeding in respect of any claim arising out of or related to this Agreement in any federal court located in the State of Delaware or any Delaware state court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the non-exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or legal proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) waives any right to trial by jury.

(g)           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof.

(h)           This Agreement shall be binding upon and inure to the benefit of the Company and BHP Petroleum and their respective successors and permitted assigns.

Any assignment of this Agreement without the prior written consent of the other party shall be void.

(i)            This Agreement may only be amended by a separate writing signed by the Company and BHP Petroleum expressly so amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof. It is agreed that no failure or delay by the Company or BHP Petroleum in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(j)            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[The next page is the signature page.]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

PETROHAWK ENERGY CORPORATION

		By	/s/ David S. Elkouri
			Name:	David S. Elkouri
			Title:	Executive Vice President & General Counsel

CONFIRMED AND AGREED TO:

BHP BILLITON PETROLEUM (NORTH AMERICA) INC.

By	/s/ Alex Archila
Name: Alex Archila
Title: Vice President

Dated	6/22/11

[signature page of Confidentiality and Exclusivity Agreement]